Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

TRINITY INDUSTRIES, INC.

and

ARCOSA, INC.

Dated as of October 31, 2018

TABLE OF CONTENTS

		Page

Section 1.	Definition of Terms	1

Section 2.	Allocation of Tax Liabilities	10
Section 3.	Preparation and Filing of Tax Returns	14
Section 4.	Tax Payments	17
Section 4.01	Payment of Taxes With Respect to Certain Joint Returns	17
Section 4.02	Payment of Separate Company Taxes	17
Section 4.03	Indemnification Payments	18

Section 5.	Tax Refunds and Tax Benefits	18
Section 5.01	Tax Refunds	18
Section 5.02	Tax Benefits	18

Section 6.	Tax-Free Status	19
Section 6.01	Restrictions on Arcosa	19
Section 6.02	Restrictions on Trinity	20
Section 6.03	Procedures Regarding Opinions and Rulings	21
Section 6.04	Liability for Tax-Related Losses	22

Section 7.	Assistance and Cooperation	25
Section 7.01	Assistance and Cooperation	25
Section 7.02	Income Tax Return Information	26
Section 7.03	Reliance by Trinity	26
Section 7.04	Reliance by Arcosa	26

Section 8.	Tax Records	26
Section 8.01	Retention of Tax Records	26
Section 8.02	Access to Tax Records	27
Section 8.03	Preservation of Privilege	27

i

Section 9.	Tax Contests	27
Section 9.01	Notice	27
Section 9.02	Control of Tax Contests	28

Section 10.	Effective Date	29

Section 11.	Survival of Obligations	29

Section 12.	Treatment of Payments	29
Section 12.01	Treatment of Tax Indemnity Payments	29
Section 12.02	Interest Under This Agreement	29

Section 13.	Disagreements	30
Section 13.01	Discussion	30
Section 13.02	Escalation	30
Section 13.03	Referral to Tax Advisor	30
Section 13.04	Injunctive Relief	31

Section 14.	Late Payments	31

Section 15.	Expenses	31

Section 16.	General Provisions	31

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this "Agreement") is entered into as of October 31, 2018, by and among Trinity Industries, Inc. ("Trinity"), a Delaware corporation, and Arcosa, Inc. ("Arcosa"), a Delaware corporation and a wholly owned subsidiary of Trinity.  (Trinity and Arcosa are sometimes collectively referred to herein as the "Companies" and, as the context requires, individually referred to herein as the "Company").

RECITALS

WHEREAS, the board of directors of Trinity has determined that it is appropriate, desirable and in the best interests of Trinity and its stockholders to separate Trinity into two separate, independent, publicly-traded companies: (i) one comprising the Arcosa Business (as defined below), which shall be owned and conducted directly or indirectly by Arcosa, all of the common stock of which is intended to be distributed to Trinity stockholders, and (ii) one comprising the Trinity Business (as defined below), which shall continue to be owned and conducted, directly or indirectly, by Trinity;

WHEREAS, as of the date hereof, Trinity is the common parent of an affiliated group of corporations, including Arcosa, which has elected to file consolidated Federal Income Tax Returns;

WHEREAS, the Companies have undertaken the Contribution (as defined below);

WHEREAS, Trinity intends to undertake the Distribution (as defined below);

WHEREAS, the Companies intend for the Contribution and the Distribution to qualify for Tax-Free Status; and

WHEREAS, the Companies desire to provide for and agree upon the allocation between the Companies of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Distribution, to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Tax-Free Status of the Contribution and the Distribution.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

Section 1.         Definition of Terms.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

"Active Trade or Business" means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Energy Equipment Business (as defined in the Ruling Request filed with the IRS on February 12, 2018, as supplemented through the Distribution Date, as conducted immediately prior to the Distribution.

"Adjustment Request" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

"Affiliate" has the meaning set forth in the Separation and Distribution Agreement.

"Agreement" means this Tax Matters Agreement.

"Ancillary Agreement" has the meaning set forth in the Separation and Distribution Agreement.

"Arcosa" has the meaning provided in the first sentence of this Agreement.

"Arcosa Assets" has the meaning set forth in the Separation and Distribution Agreement.

"Arcosa Business" has the meaning set forth in the Separation and Distribution Agreement.

"Arcosa Capital Stock" means all classes or series of capital stock of Arcosa, including (i) the Arcosa Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Arcosa for U.S. federal income tax purposes.

"Arcosa Carryback" means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Arcosa Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

"Arcosa Common Stock" has the meaning set forth in the Separation and Distribution Agreement.

"Arcosa Entity" means an entity which will be a member of the Arcosa Group immediately after the Distribution.

"Arcosa Group" means (i) Arcosa and its Affiliates, as determined immediately after the Distribution, as well as (ii) any entity which (A) was an Affiliate of Trinity or an Affiliate of a member of the Arcosa Group described in clause (i), (B) conducted solely or predominantly the Arcosa Business, and (C) is no longer an Affiliate of Trinity as of the Distribution.

"Arcosa Liabilities" has the meaning set forth in the Separation and Distribution Agreement.

"Arcosa Separate Return" means any Tax Return of or including any member of the Arcosa Group (including any consolidated, combined or unitary return) that does not include any member of the Trinity Group.

"Board Certificate" has the meaning set forth in Section 6.01(d) of this Agreement.

"Business Day" has the meaning set forth in the Separation and Distribution Agreement.

"Code" means the U.S. Internal Revenue Code of 1986, as amended.

"Companies" and "Company" have the meaning provided in the second sentence of this Agreement.

"Contribution" means the transfer of Arcosa Assets from Trinity to Arcosa and the assumption of Arcosa Liabilities by Arcosa, pursuant to the Separation.

"Controlling Party" has the meaning set forth in Section 9.02(c) of this Agreement.

"DGCL" means the Delaware General Corporation Law.

"Dispute" has the meaning set forth in Section 13 of this Agreement.

"Dispute Notice" has the meaning set forth in Section 13 of this Agreement.

"Distribution" has the meaning set forth in the Separation and Distribution Agreement.

"Distribution Date" means the date on which the Distribution occurs.

"Employee Matters Agreement" means the Employee Matters Agreement, dated as of October 31, 2018, by and among Trinity and Arcosa.

"Employment Tax" means any Tax the liability or responsibility for which is allocated pursuant to the Employee Matters Agreement.

"Equity-Based Award" means an equity-based award originally issued pursuant to the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Third Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Second Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Trinity Industries, Inc. 1998 Stock Option and Incentive Plan or the Trinity Industries, Inc. 1993 Stock Option and Incentive Plan, whether in the form of restricted stock awards ("RSAs"), restricted stock units ("RSUs"), or performance based restricted stock units ("PBRSUs"), in respect of Trinity Common Stock, including for the purpose of Section 2.03 hereof, RSAs, RSUs or PBRSUs in respect of Arcosa Common Stock issued in connection with the Distribution.

"Federal Income Tax" means any Tax imposed by Subtitle A of the Code other than an Employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

"Federal Other Tax" means any Tax imposed by the Code other than any Federal Income Taxes or Employment Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

"Fifty-Percent or Greater Interest" has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

"Filing Date" has the meaning set forth in Section 6.04(d) of this Agreement.

"Final Determination" means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Companies.

"Foreign Income Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

"Foreign Other Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession other than any Foreign Income Taxes or Employment Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

"Gain Recognition Agreement" means a gain recognition agreement as described in Treasury Regulations Section 1.367(a)-8 or any successor provision thereto.

"Group" means the Trinity Group or the Arcosa Group, or both, as the context requires.

"Income Tax" means any Federal Income Tax, State Income Tax or Foreign Income Tax.

"Indemnitee" has the meaning set forth in Section 12.02 of this Agreement.

"Indemnitor" has the meaning set forth in Section 12.02 of this Agreement.

"IRS" means the United States Internal Revenue Service.

"Joint Return" means any Tax Return that actually includes, by election or otherwise, one or more members of the Trinity Group together with one or more members of the Arcosa Group.

"Non-Controlling Party" has the meaning set forth in Section 9.02(c) of this Agreement.

"Notified Action" has the meaning set forth in Section 6.03(a) of this Agreement.

"Past Practices" has the meaning set forth in Section 3.04(b) of this Agreement.

"Payment Date" means (i) with respect to any Trinity Federal Consolidated Income Tax Return, (A) the due date for any required installment of estimated taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, or (C) the date the return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

"Payor" has the meaning set forth in Section 4.03 of this Agreement.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

"Post-Distribution Period" means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

"Pre-Distribution Period" means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

"Preliminary Tax Advisor" has the meaning set forth in Section 13.03 of this Agreement.

"Prime Rate" means the base rate on corporate loans charged by JP Morgan Chase Bank from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

"Privilege" means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

"Proposed Acquisition Transaction" means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Arcosa management or shareholders, is a hostile acquisition, or otherwise, as a result of which Arcosa would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Arcosa and/or one or more holders of outstanding shares of Arcosa Capital Stock, a number of shares of Arcosa Capital Stock that would, when combined with any other changes in ownership of Arcosa Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (i) the value of all outstanding shares of stock of Arcosa as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Arcosa as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Arcosa of a shareholder rights plan or (ii) issuances by Arcosa that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person's performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, Section 355(e) of the Code or regulations promulgated thereunder shall be incorporated in this definition and its interpretation.

"Representation Letters" means the statements of facts and representations, officer's certificates, representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered or deliverable by Trinity, its Affiliates or representatives thereof in connection with the rendering by Tax Advisors of the Tax Opinions and/or the issuance by the IRS or other Tax Authority of the Rulings.

"Required Party" has the meaning set forth in Section 4.03 of this Agreement.

"Responsible Company" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

"Retention Date" has the meaning set forth in Section 8.01 of this Agreement.

"Rulings" means the rulings by the IRS or other Tax Authorities deliverable to Trinity in connection with the Contribution and the Distribution or otherwise with respect to the Separation Transactions.

"Ruling Request" means any letter filed by Trinity with the IRS or other Tax Authority requesting a ruling regarding certain tax consequences of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

"Section 6.01(d) Acquisition Transaction" means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

"Separate Return" means a Trinity Separate Return or an Arcosa Separate Return, as the case may be.

"Separation" has the meaning set forth in the Separation and Distribution Agreement.

"Separation and Distribution Agreement" means the Separation and Distribution Agreement, as amended from time to time, by and among Trinity and Arcosa dated October 31, 2018.

"Separation Plan" means the diagram depicting the transactions undertaken in connection with the separation of the Arcosa Business from the Trinity Business, as provided to Arcosa by Trinity prior to the date hereof, as updated from time to time by Trinity at its sole discretion prior to the Distribution.

"Separation Transactions" means those transactions undertaken by the Companies and their Affiliates pursuant to the Separation Plan to separate ownership of the Arcosa Business from ownership of the Trinity Business.

"State Income Tax" means any Tax imposed by any state of the United States, by any political subdivision of any such state, or by the District of Columbia, which is imposed on or measured by net income, including state or local franchise or similar Taxes measured by net income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of a tax imposed on or measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

"State Other Tax" means any Tax imposed by any state of the United States, by any political subdivision of any such state, or by the District of Columbia, other than any State Income Taxes or Employment Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

"Straddle Period" means any Tax Period that begins before and ends after the Distribution Date.

"Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

"Tax Advisor" means a tax counsel or accountant, in each case of recognized national standing.

"Tax Attribute" means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

"Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

"Tax Benefit" means any refund, credit, or other reduction in otherwise required liability for Taxes.

"Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

"Tax-Free Status" means the qualification of the Contribution and the Distribution, taken together, (i) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) as a transaction in which the stock distributed thereby is "qualified property" for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (iii) as a transaction in which Trinity, Arcosa and the shareholders of Trinity recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Trinity and Arcosa, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

"Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

"Tax Law" means the law of any governmental entity or political subdivision thereof relating to any Tax.

"Tax Opinions" means the opinions of Tax Advisors deliverable to Trinity in connection with the Contribution and the Distribution or otherwise with respect to the Separation Transactions.

"Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

"Tax Records" means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.

"Tax-Related Losses" means (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Trinity (or any Trinity Affiliate) or Arcosa (or any Arcosa Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Contribution and the Distribution to have Tax-Free Status or from the failure of a Separation Transaction to have the tax treatment described in the Tax Opinions or the Rulings.

"Tax Return" or "Return" means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

"Transfer Pricing Adjustment" means (i) any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the Trinity Group and any member of the Arcosa Group with respect to any Tax Period ending prior to or including the Distribution Date or (ii) any adjustments to allocations between or among any member of the Trinity Group and any member of the Arcosa Group pursuant to Treasury Regulations Section 1.482-1(a)(3) to reflect any transfer pricing study performed by an independent third party at Trinity's request with respect to the 2017 or 2018 taxable years.

"Transfer Taxes" means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Separation Transactions (excluding, for the avoidance of doubt, any Income Taxes).

"Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

"Trinity" has the meaning provided in the first sentence of this Agreement.

"Trinity Affiliated Group" means the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Trinity is the common parent.

"Trinity Business" has the meaning provided in the Separation and Distribution Agreement.

"Trinity Common Stock" has the meaning provided in the Separation and Distribution Agreement.

"Trinity Federal Consolidated Income Tax Return" means any United States federal Income Tax Return for the Trinity Affiliated Group.

"Trinity Group" means Trinity and its Affiliates, excluding any entity that is a member of the Arcosa Group, as determined immediately after the Distribution.

"Trinity Separate Return" means any Tax Return of or including any member of the Trinity Group (including any consolidated, combined or unitary return) that does not include any member of the Arcosa Group.

"Unqualified Tax Opinion" means an unqualified "will" opinion of a Tax Advisor, which Tax Advisor is acceptable to Trinity, on which Trinity may rely to the effect that a transaction will not affect the Tax-Free Status.  Any such opinion must assume that the Contribution and the Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2.         Allocation of Tax Liabilities.

Section 2.01     General Rule.

(a)      Trinity Liability.  Trinity shall be liable for, and shall indemnify and hold harmless the Arcosa Group from and against any liability for, Taxes which are allocated to Trinity under this Section 2.

(b)      Arcosa Liability.  Arcosa shall be liable for, and shall indemnify and hold harmless the Trinity Group from and against any liability for, Taxes which are allocated to Arcosa under this Section 2.

Section 2.02     Allocation of Income and Other Taxes. Except as provided in Section 2.03, Section 2.05, or Section 2.06, Federal Income Tax, Federal Other Tax, State Income Tax, State Other Tax, Foreign Income Tax, and Foreign Other Tax shall be allocated as follows:

(a)      Allocation of Income Tax and Other Tax Relating to Joint Returns.

(i)          Allocation to Arcosa for Pre-Distribution Periods.  Arcosa shall be responsible for any and all Federal Income Taxes, Federal Other Taxes, State Income Taxes, State Other Taxes, Foreign Income Taxes, and Foreign Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination), for which a payment to the relevant Tax Authority has not been made, or reflected as a separate accrual or within intercompany liability or asset accounts, prior to the date hereof, which Taxes are attributable to the Arcosa Group for all Pre-Distribution Periods, as determined pursuant to Section 2.04.

(ii)         Allocation to Trinity for Pre-Distribution Periods.  Trinity shall be responsible for any and all Federal Income Taxes, Federal Other Taxes, State Income Taxes, State Other Taxes, Foreign Income Taxes, and Foreign Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Taxes described in Section 2.02(a)(i) for all Pre-Distribution Periods.

(iii)        Post-Distribution Intercompany Adjustments.  The amount of Taxes allocable to Arcosa and Trinity, respectively, pursuant to Section 2.02(a) for the 2017 taxable year and the portion of the 2018 taxable year ending on the Distribution Date shall be increased or decreased, as applicable, to reflect any Transfer Pricing Adjustments performed by Trinity under Treasury Regulations Section 1.482-1(a)(3) following the Distribution Date.

(b)      Allocation of Income Tax and Other Tax Relating to Separate Returns.

(i)          Trinity shall be responsible for any and all Federal Income Taxes, Federal Other Taxes, State Income Taxes, State Other Taxes, Foreign Income Taxes, and Foreign Other Taxes due with respect to or required to be reported on any Trinity Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(ii)         Arcosa shall be responsible for any and all Federal Income Taxes, Federal Other Taxes, State Income Taxes, State Other Taxes, Foreign Income Taxes, and Foreign Other Taxes due with respect to or required to be reported on any Arcosa Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

Section 2.03     Certain Employment Taxes; Equity-Based Awards.

(a)      Allocation of Employment Taxes.  Unless otherwise expressly provided for herein, this Agreement, including Section 2 hereof, shall not apply with respect to Employment Taxes, and Employment Taxes shall be allocated as provided in the Employee Matters Agreement.

(b)      Allocation of Tax Deductions in Respect of Equity-Based Awards.

(i)            With respect to any Equity-Based Award that (x) is held by an employee of the Arcosa Group, and (y) vests (with respect to an RSA) or is settled (with respect to an RSU or PBRSU) within three (3) years after the Distribution Date:

(A)          Trinity (or the relevant member of the Trinity Group) shall be entitled to claim on its Tax Returns the amount of any Income Tax deductions associated with such vesting or settlement multiplied by a percentage calculated by dividing (x) the number of days in the applicable vesting period during which such employee was employed by the Trinity Group by (y) the total number of days in the applicable vesting period during which such employee was employed by the Trinity Group and Arcosa Group; provided, however, that any period of employment with a subsidiary of Trinity prior to the Distribution Date that becomes a subsidiary of Arcosa as of the Distribution Date shall be treated as employment with the Arcosa Group for purposes of this Section 2.03(b)(i); and

(B)          Arcosa (or the relevant member of the Arcosa Group) shall be entitled to claim on its Tax Returns the remainder of the applicable Income Tax deduction associated with such vesting or settlement as the case may be.

(ii)           With respect to any Equity-Based Award that (x) is held by an employee of the Arcosa Group, and (y) vests (with respect to an RSA) or is settled (with respect to an RSU or PBRSU) more than three (3) years after the Distribution Date, Arcosa (or the relevant member of the Arcosa Group) shall be entitled to claim on its Tax Returns the amount of any Income Tax deductions associated with such vesting or settlement as the case may be.

(iii)          With respect to any Equity-Based Award that (x) is held by an employee of the Trinity Group, and (y) vests (with respect to an RSA) or is settled (with respect to an RSU or PBRSU) at any time following the Distribution Date (i.e., whether or not such vesting or settlement occurs within three (3) years, or more than three (3) years, after the Distribution Date), Trinity (or the relevant member of the Trinity Group) shall be entitled to claim on its Tax Returns the amount of any Income Tax deductions associated with such vesting or settlement as the case may be.

(c)      Treatment of Withholding Taxes and Employment Taxes in Respect of Equity-Based Awards in the Employee Matters Agreement; Reimbursement of Allocable Amount of Employer Portion of Employment Taxes for Certain Equity-Based Awards.  Section 4.02(h) of the Employee Matters Agreement shall govern withholding and reporting obligations in respect of Equity-Based Awards originally issued pursuant to the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Third Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Second Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Trinity Industries, Inc. 1998 Stock Option and Incentive Plan or the Trinity Industries, Inc. 1993 Stock Option and Incentive Plan; provided, however, that in the case of any Equity-Based Award governed by Section 2.03(b)(i), Trinity shall promptly remit to Arcosa an amount of cash equal to the employer's portion of any employment Taxes due as a result of the vesting (with respect to an RSA) or settlement (with respect to an RSU or PBRSU) of such Equity-Based Award multiplied by the percentage determined under Section 2.03(b)(i)(A).

(d)      Information Sharing.  Trinity shall promptly notify Arcosa, and Arcosa shall promptly notify Trinity, regarding the vesting (with respect to an RSA) or settlement (with respect to an RSU or PBRSU) of any Equity-Based Award to the extent that, as a result of such vesting or settlement, a member of the other Group may be entitled to a deduction or required to pay any Tax, or such information otherwise may be relevant to the preparation of any Tax Return or payment of any Tax by such other Group member.

Section 2.04     Determination of Tax Attributable to the Arcosa Group.

(a)      Federal Income Tax, State Income Tax, and Foreign Income Tax.  For purposes of Section 2.02(a)(i), the amount of Federal Income Taxes, State Income Taxes, and Foreign Income Taxes attributable to the Arcosa Group shall be as determined by Trinity on a pro forma Arcosa Group return prepared:

(i)            including only Tax Attributes and other Tax Items of members of the Arcosa Group that were included in the relevant Joint Return; provided that for the 2017 taxable year and the portion of the 2018 taxable year through the Distribution Date, items of deduction (including interest expense and shared services expense) shall be allocated to the Arcosa Group in accordance with past practice;

(ii)           using all elections, accounting methods and conventions used on such Joint Return for such period;

(iii)          applying the highest statutory marginal corporate Income Tax rate in effect for such Tax Period; and

(iv)          in the case of a Straddle Period, based on a closing of the books method as of the end of the Distribution Date.

(b)      Federal Other Tax, State Other Tax, and Foreign Other Tax.  For purposes of Section 2.02(a)(i), the amount of Federal Other Taxes, State Other Taxes, and Foreign Other Taxes, respectively, attributable to the Arcosa Group shall be as determined by Trinity on a pro forma Arcosa Group return prepared:

(i)            including only Tax Attributes and other Tax Items of members of the Arcosa Group that were included in the relevant Joint Return;

(ii)           using all elections, accounting methods and conventions used on such Joint Return for such period;

(iii)          applying the highest applicable Tax rate in effect for such Tax Period; and

(iv)          in the case of a Straddle Period, based on a closing of the books method as of the end of the Distribution Date.

(c)      Limitation.  The amount of Federal Income Taxes, State Income Taxes, Foreign Income Taxes, Federal Other Taxes, State Other Taxes or Foreign Other Taxes attributable to the Arcosa Group for any Tax Period each shall, in each case, not be less than zero.  Notwithstanding the foregoing, the amount of  Federal Income Taxes, State Income Taxes, Foreign Income Taxes, Federal Other Taxes, State Other Taxes or Foreign Other Taxes attributable to the Arcosa Group under this Section 2.04 with respect to a given Joint Return (including any increase thereof as a result of a Final Determination) may exceed the amount of Taxes actually paid or payable to a Tax Authority by the Trinity Group or the Arcosa Group with respect to such Joint Return (or Final Determination), and Arcosa's liability to the Trinity Group under Section 2.01(b) of this Agreement shall not be limited to the amount of Taxes actually paid or payable to such Tax Authority.

Section 2.05     Arcosa Liability.  Arcosa shall be liable for, and shall indemnify and hold harmless the Trinity Group from and against, any liability for:

(a)      any Tax resulting from a breach by Arcosa of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement;

(b)      any Tax-Related Losses for which Arcosa is responsible pursuant to Section 6.04 of this Agreement; and

(c)      any liability pursuant to applicable escheat or abandoned property laws arising out of any transaction by any Arcosa Group member occurring after the Distribution Date.

Section 2.06     Trinity Liability.  Trinity shall be liable for, and shall indemnify and hold harmless the Arcosa Group from and against, any liability for:

(a)      any Tax resulting from a breach by Trinity of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement;

(b)      any Tax-Related Losses for which Trinity is responsible pursuant to Section 6.04 of this Agreement; and

(c)      any liability pursuant to applicable escheat or abandoned property laws arising out of any transaction by any Group member occurring on or before the Distribution Date, and any liability pursuant to applicable escheat or abandoned property laws arising out of any transaction by any Trinity Group member occurring after the Distribution Date.

Section 3.         Preparation and Filing of Tax Returns.

Section 3.01     Trinity's Responsibility.  Trinity has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)      All Joint Returns; and

(b)      Trinity Separate Returns.

Section 3.02      Arcosa's Responsibility.  Arcosa shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Arcosa Group other than those Tax Returns which Trinity is required to prepare and file under Section 3.01 or Section 3.03.  The Tax Returns required to be prepared and filed by Arcosa under this Section 3.02 shall include any Arcosa Separate Returns.

Section 3.03     Tax Returns for Transfer Taxes.  Tax Returns relating to Transfer Taxes shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under applicable Tax Law.  The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

Section 3.04     Tax Reporting Practices.

(a)      Trinity General Rule.  Except as provided in Section 3.04(c), Trinity shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.01, in accordance with reasonable Tax accounting practices selected by Trinity.

(b)      Arcosa General Rule.  Except as provided in Section 3.04(c), with respect to any Tax Return that Arcosa has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions ("Past Practices") used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Arcosa.

(c)      Reporting of Separation Transactions.  The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Requests, the Tax Opinions and the Rulings, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no reasonable basis for such Tax treatment.  Such treatment reported on any Tax Return for which Arcosa is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by Trinity or any member of the Trinity Group or caused or to be caused to be filed by Trinity, unless there is no reasonable basis for such Tax treatment.  In the event that a Company shall determine that there is no reasonable basis for the Tax treatment described in either of the preceding two sentences, such Company shall notify the other Company at least 20 Business Days prior to filing the relevant Tax Return and the Companies shall attempt in good faith to agree on the manner in which the relevant portion of the Separation Transactions shall be reported.

Section 3.05     Consolidated or Combined Tax Returns.  Arcosa will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that Trinity determines are required to be filed or that Trinity elects to file pursuant to Section 3.01(a) that Arcosa is eligible to file under applicable Tax Law.

Section 3.06     Right to Review Tax Returns.

(a)      General.  The Responsible Company with respect to any material Tax Return shall make the portion of such Tax Return and related workpapers which are relevant to the determination of the other Company's rights or obligations under this Agreement available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Company would reasonably be expected to be liable, (ii) the requesting Company would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting Company would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting Company reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement.  The Responsible Company shall (i) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting Company with a meaningful opportunity to analyze and comment on such Tax Return and (ii) use reasonable efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability allocable to the requesting Company with respect to such Tax Return is material.  The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(b)      Material Tax Returns.  For purposes of Section 3.06(a), a Tax Return is "material" if it could reasonably be expected to reflect (A) Tax liability equal to or in excess of $3 million, (B) a credit or credits equal to or in excess of $3 million or (C) a loss or losses equal to or in excess of $12 million, in each case with respect to the requesting Company.

Section 3.07      Arcosa Carrybacks and Claims for Refund.  Arcosa hereby agrees that, unless Trinity consents in writing, (i) no Adjustment Request with respect to any Tax Return for a Pre-Distribution Period or Straddle Period shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Tax Return any Arcosa Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Arcosa Carryback.

Section 3.08      Apportionment of Tax Attributes.  Trinity shall use its best efforts, by December 31 of the year following the year of the Distribution, to advise Arcosa in writing of the preliminary amount, if any, of any Tax Attributes, which Trinity reasonably determines shall be allocated or apportioned to the Arcosa Group under applicable law.  Arcosa shall have 60 Business Days to review and provide to Trinity written comments on such allocation and apportionment after receipt thereof from Trinity.  The Tax departments of Trinity and Arcosa shall negotiate in good faith to resolve any disagreements in respect of the allocation and apportionment within 30 Business Days after Trinity's receipt of any such written comments from Arcosa.  If any such disagreements cannot be resolved within such 30 Business Day period, then such disagreements shall be resolved in accordance with the provisions of Section 13.02 through Section 13.04.  If Arcosa does not submit written comments to Trinity within Arcosa's 60 Business Day review and comment period described above, the allocation and apportionment of Tax Attributes as determined by Trinity and delivered to Arcosa pursuant to the first sentence of this Section 3.08 shall be deemed final, subject to final adjustments upon the filing of the final Trinity Federal Consolidated Income Tax Returns that include the Arcosa Group, and Arcosa agrees that it shall not dispute such allocation and apportionment.  For the avoidance of doubt, Trinity makes no representation or warranty as to the accuracy or completeness of any such determination.  Trinity and all members of the Trinity Group, and Arcosa and all members of the Arcosa Group, shall prepare all Tax Returns in accordance with the final determination of the allocation and apportionment under this Section 3.08 (including, if applicable, under Section 13), absent a Final Determination to the contrary in respect of the applicable Tax Attribute.  Notwithstanding anything to the contrary contained herein, except in the case of payments for which Trinity is responsible pursuant to Section 5.02, Trinity shall bear no liability to Arcosa for determinations made by Trinity pursuant to this Section 3.08 if any such determination shall be found or asserted to be inaccurate.

Section 4.        Tax Payments.
Section 4.01     Payment of Taxes With Respect to Certain Joint Returns.  In the case of any Joint Return:

(a)      Computation and Payment of Tax Due.  At least five Business Days prior to any Payment Date for any such Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date.  The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b)      Computation and Payment of Liability With Respect To Tax Due.  Within 20 Business Days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if Trinity is the Responsible Company, then Arcosa shall pay to Trinity the amount allocable to the Arcosa Group under the provisions of Section 2, and if Arcosa is the Responsible Company, then Trinity shall pay to Arcosa the amount allocable to the Trinity Group under the provisions of Section 2, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from 10 Business Days after the earlier of (i) the due date of the Tax Return (including extensions) or (ii) the date on which such Tax Return is filed, to the date of payment.

(c)      Adjustments Resulting in Underpayments.  In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination.  The Responsible Company shall compute the amount attributable to the Arcosa Group in accordance with Section 2 and Arcosa shall pay to Trinity any amount due Trinity (or Trinity shall pay Arcosa any amount due Arcosa) under Section 2 within 20 Business Days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.  Any payments required under this Section 4.01(c) shall include interest computed at the Prime Rate based on the number of days from 10 Business Days after the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company, to the date of the payment under this Section 4.01(c).

Section 4.02     Payment of Separate Company Taxes.  Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company's Group with respect to a Separate Return.

Section 4.03     Indemnification Payments.
(a)      If any Company (the "Payor") is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the "Required Party") is liable for under this Agreement, the Required Party shall reimburse the Payor within 20 Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.  The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from 10 Business Days after the date of delivery by the Payor to the Required Party of such invoice to the date of reimbursement under this Section 4.03.

(b)      All indemnification payments under this Agreement shall be made by Trinity directly to Arcosa and by Arcosa directly to Trinity; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Trinity Group, on the one hand, may make such indemnification payment to any member of the Arcosa Group, on the other hand, and vice versa.  All indemnification payments shall be treated in the manner described in Section 12.01.

Section 5.        Tax Refunds and Tax Benefits.

Section 5.01     Tax Refunds.  Trinity shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Trinity is liable hereunder, Arcosa shall be entitled (subject to the limitations provided in Section 3.07) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Arcosa is liable hereunder and a Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within 20 Business Days after such refund is received (together with interest computed at the Prime Rate based on the number of days from 10 Business Days after the date the refund was received to the date the refund was paid over).

Section 5.02     Tax Benefits.   If pursuant to a Final Determination any adjustment (including a Transfer Pricing Adjustment) is made, or if a Transfer Pricing Adjustment otherwise occurs, which results in (i) a Tax for which the Trinity Group is liable hereunder (or a reduction in the Tax Attributes of the Trinity Group) and (ii) a corresponding Tax Benefit allowable to a member of the Arcosa Group, Arcosa shall make payment to Trinity within twenty (20) Business Days following such Final Determination, in an amount equal to the present value of such Tax Benefit (including any Tax Benefit made allowable as a result of the payment).  If pursuant to a Final Determination any adjustment (including a Transfer Pricing Adjustment) is made, or if a Transfer Pricing Adjustment otherwise occurs, which results in (i) a Tax for which the Arcosa Group is liable hereunder (or a reduction in the Tax Attributes of the Arcosa Group) and (ii) a corresponding Tax Benefit allowable to a member of the Trinity Group, Trinity shall make payment to Arcosa within twenty (20) Business Days following such Final Determination, in an amount equal to the present value of such Tax Benefit (including any Tax Benefit made allowable as a result of the payment).  The amount of a Tax Benefit shall be calculated by: (x) using the highest relevant marginal Tax rates in effect at the time of the Final Determination; (y) assuming the relevant benefitting Group member will be liable for such Taxes at such rate and has no Tax Attributes at the time of the Final Determination; and (z) assuming that any such Tax Benefit is used at the earliest date allowable by applicable law.  The present value referred to in this Section 5.02 shall be determined using a discount rate equal to the mid-term applicable federal rate in effect at the time of the Final Determination.

Section 6.         Tax-Free Status.

Section 6.01     Restrictions on Arcosa.

(a)      Arcosa agrees that it will not take or fail to take, or permit any Arcosa Affiliate, as the case may be, to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters, Tax Opinions or Rulings.  Arcosa agrees that it will not take or fail to take, or permit any Arcosa Affiliate, as the case may be, to take or fail to take, any action which adversely affects or could reasonably be expected to adversely affect (A) the Tax-Free Status of the Contribution and the Distribution, or (B) the qualification of any Separation Transaction under U.S. federal, state, local or non-U.S. Tax Law as wholly or partially tax-free or tax-deferred (including, but not limited to, those transactions described in any of the Tax Opinions or Rulings received with respect to such Separation Transaction).

(b)      Arcosa agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, and (iii) not engage in any transaction or permit an Arcosa Affiliate to engage in any transaction that would result in Arcosa ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) or such other applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of clauses (i) through (iii) hereof.

(c)      Arcosa agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Distribution Date, it will not and will not permit any Arcosa Affiliate engaged in or treated as engaged in the Active Trade or Business to, and will not enter into any agreement to and will not permit any such Arcosa Affiliate to enter into any agreement to, (i) enter into any Proposed Acquisition Transaction or, to the extent Arcosa has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a "permitted offer" under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any "fair price" or other provision of Arcosa's charter or bylaws, (d) amending its certificate of incorporation to declassify its board of directors or approving any such amendment, or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Arcosa pursuant to the Contribution or sell or transfer 25% or more of the gross assets of the Active Trade or Business or 25% or more of the consolidated gross assets of Arcosa and its Affiliates (such percentages to be measured based on fair market value as of the initial Distribution Date), (iv) redeem or otherwise repurchase (directly or through an Arcosa Affiliate) any Arcosa stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Arcosa Capital Stock (including, without limitation, through the conversion of one class of Arcosa Capital Stock into another class of Arcosa Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, Tax Opinions or Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Arcosa or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Arcosa shall have requested that Trinity obtain a Ruling from the IRS in accordance with Section 6.03(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Trinity shall have received such a Ruling in form and substance satisfactory to Trinity in its reasonable discretion, or (B) Arcosa shall provide Trinity with an Unqualified Tax Opinion in form and substance satisfactory to Trinity in its reasonable discretion (and in determining whether an opinion is satisfactory, Trinity may consider, among other factors, the appropriateness of any underlying assumptions and management's representations if used as a basis for the opinion and Trinity may determine that no opinion would be acceptable to Trinity) or (C) Trinity shall have expressly waived in writing the requirement to obtain such Ruling or Unqualified Tax Opinion.

(d)      Certain Issuances of Arcosa Capital Stock.  If Arcosa proposes to enter into any Section 6.01(d) Acquisition Transaction or, to the extent Arcosa has the right to prohibit any Section 6.01(d) Acquisition Transaction, proposes to permit any Section 6.01(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first Business Day after the two-year anniversary of the Distribution Date, Arcosa shall provide Trinity, no later than ten Business Days before the signing of any written agreement with respect to the Section 6.01(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Arcosa Capital Stock to be issued in such transaction) and a certificate of the board of directors of Arcosa to the effect that the Section 6.01(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 6.01(c) apply (a "Board Certificate").

(e)      Gain Recognition Agreements.  Prior to any event that may result in recognition or recapture of income (including under any Gain Recognition Agreement) by Trinity or any member of the Trinity Group, Arcosa shall use (and shall cause the members of the Arcosa Group to use) all commercially reasonable efforts to eliminate such gain recognition or recapture of income or otherwise avoid or minimize the impact thereof to the Trinity Group, including by the execution of a Gain Recognition Agreement.

Section 6.02     Restrictions on Trinity.  Trinity agrees that it will not take or fail to take, or permit any Trinity Affiliate, as the case may be, to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters, Tax Opinions or Rulings, or (ii) which adversely affects or could reasonably be expected to adversely affect (A) the Tax-Free Status of the Contribution and the Distribution, or (B) the qualification of any Separation Transaction under U.S. federal, state, local or non-U.S. Tax Law as tax free (including, but not limited to, those transactions described in any of the Tax Opinions or Rulings received with respect to such Separation Transaction) from so qualifying; provided, however, that this Section 6.02 shall not be construed as obligating Trinity to consummate the Distribution nor shall it be construed as preventing Trinity from terminating the Separation and Distribution Agreement pursuant to Section 10.10 thereof.  For avoidance of doubt, Arcosa's sole recourse for violations of this Section 6.02 shall be as set forth in Section 6.04(b).

Section 6.03     Procedures Regarding Opinions and Rulings.

(a)      If Arcosa notifies Trinity that it desires to take one of the actions described in clauses (i) through (vi) of Section 6.01(c) (a "Notified Action"), Trinity and Arcosa shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 6.01(c), unless Trinity shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion; provided that seeking any Ruling shall require the consent of Trinity, such consent not to be unreasonably withheld.

(b)      Rulings or Unqualified Tax Opinions at Arcosa's Request.  Trinity agrees that at the reasonable request of Arcosa pursuant to Section 6.01(c), Trinity shall cooperate with Arcosa and use reasonable efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Arcosa to take the Notified Action; provided that seeking any Ruling shall require the consent of Trinity, such consent not to be unreasonably withheld.  Further, in no event shall Trinity be required to file any Ruling Request under this Section 6.03(b) unless Arcosa represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the Arcosa Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete.  Arcosa shall reimburse Trinity for all third-party and other reasonable costs and expenses, including $200 per hour for expenses relating to the utilization of Trinity Group personnel, incurred by the Trinity Group in obtaining a Ruling or Unqualified Tax Opinion requested by Arcosa within ten Business Days after receiving an invoice from Trinity therefor; provided that Arcosa shall not be required to reimburse Trinity for such Trinity Group personnel expenses except to the extent that the aggregate amount of such personnel expenses exceeds $10,000 or the aggregate time spent by Trinity Group personnel in connection with such cooperation exceeds 50 hours.

(c)      Rulings or Unqualified Tax Opinions at Trinity's Request.  Trinity shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If Trinity determines to obtain a Ruling or an Unqualified Tax Opinion, Arcosa shall (and shall cause each Affiliate of Arcosa to) cooperate with Trinity and take any and all actions reasonably requested by Trinity in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Arcosa shall not be required to make (or cause any Affiliate of Arcosa to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).  Trinity shall reimburse Arcosa for all third-party and other reasonable costs and expenses, including $200 per hour for expenses relating to the utilization of Arcosa Group personnel, incurred by the Arcosa Group in connection with such cooperation within ten Business Days after receiving an invoice from Arcosa therefor; provided that Trinity shall not be required to reimburse Arcosa for such Arcosa Group personnel expenses except to the extent that the aggregate amount of such personnel expenses exceeds $10,000 or the aggregate time spent by Arcosa Group personnel in connection with such cooperation exceeds 50 hours.

(d)      Arcosa hereby agrees that Trinity shall have sole and exclusive control over the process of obtaining any Ruling, and that only Trinity shall apply for a Ruling.  In connection with obtaining a Ruling pursuant to Section 6.03(b), (A) Trinity shall keep Arcosa informed in a timely manner of all material actions taken or proposed to be taken by Trinity in connection therewith; (B) Trinity shall (1) reasonably in advance of the submission of any Ruling Request documents provide Arcosa with a draft copy thereof, (2) reasonably consider Arcosa's comments on such draft copy, and (3) provide Arcosa with a final copy; and (C) Trinity shall provide Arcosa with notice reasonably in advance of, and Arcosa shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling.  Neither Arcosa nor any Arcosa Affiliate directly or indirectly controlled by Arcosa shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution or the Distribution (including the impact of any transaction on the Contribution or the Distribution).

Section 6.04     Liability for Tax-Related Losses.

(a)      Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary (and in each case regardless of whether a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.01(c) may have been provided), subject to Section 6.04(c), Arcosa shall be responsible for, and shall indemnify and hold harmless Trinity and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following:  (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of Arcosa's stock and/or its or its subsidiaries' assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Arcosa with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Arcosa representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Arcosa after the Distribution (including, without limitation, any amendment to Arcosa's certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Arcosa stock (including, without limitation, through the conversion of one class of Arcosa Capital Stock into another class of Arcosa Capital Stock), (D) any act or failure to act by Arcosa or any Arcosa Affiliate described in Section 6.01 (regardless whether such act or failure to act may be covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.01(c), or a Board Certificate described in Section 6.01(d)) or (E) any breach by Arcosa of its agreement and representation set forth in Section 6.01(a).

(b)      Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 6.04(c), Trinity shall be responsible for, and shall indemnify and hold harmless Arcosa and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following:  (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of Trinity's stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by Trinity with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Trinity representing a Fifty-Percent or Greater Interest therein, or (C) any act or failure to act by Trinity or a member of the Trinity Group described in Section 6.02 or any breach by Trinity of its agreement and representation set forth in Section 6.02, limited, in each case, to Tax-Related Losses arising from Taxes of the Trinity Group for which an Arcosa Entity is found jointly, severally or secondarily liable pursuant to the provisions of Treasury Regulations Section 1.1502-6 (or similar provisions of state, local or foreign Tax Law).

(c)

(i)           To the extent that any Tax-Related Loss is subject to indemnity under both Sections 6.04(a) and (b), responsibility for such Tax-Related Loss shall be shared by Trinity and Arcosa according to relative fault.

(ii)          Notwithstanding anything in Section 6.04(b) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary:

(A)          with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Trinity) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Arcosa (or any Arcosa Affiliate) by any means whatsoever by any Person or any action or failure to act by Arcosa affecting the voting rights of Arcosa stock, Arcosa shall be responsible for, and shall indemnify and hold harmless Trinity and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss; and

(B)          for purposes of calculating the amount and timing of any Tax-Related Loss for which Arcosa is responsible under this Section 6.04, Tax-Related Losses shall be calculated by assuming that Trinity, the Trinity Affiliated Group and each member of the Trinity Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(iii)         Notwithstanding anything in Section 6.04(a) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Arcosa) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Trinity (or any Trinity Affiliate) by any means whatsoever by any Person, Trinity shall be responsible for, and shall indemnify and hold harmless Arcosa and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(d)      Arcosa shall pay Trinity the amount of any Tax-Related Losses for which Arcosa is responsible under this Section 6.04:  (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than twenty Business Days prior to the date Trinity files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the "Filing Date") (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (i), (ii) or (iii) of the definition of "Final Determination", then Arcosa shall pay Trinity no later than twenty Business Days after the date of such Final Determination with interest calculated at the Prime Rate plus two percent, compounded semiannually, from the date that is two Business Days prior to the Filing Date through the date of such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than twenty Business Days after the date Trinity pays such Tax-Related Losses.  Trinity shall pay Arcosa the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which Trinity is responsible under this Section 6.04 no later than twenty Business Days after the date Arcosa pays such Tax-Related Losses.

(e)      To the extent that neither Trinity nor Arcosa would be responsible for a Tax-Related Loss pursuant to Section 6.04(a), Section 6.04(b) or Section 6.04(c), responsibility for such Tax-Related Loss shall be shared by Trinity and Arcosa in accordance with Trinity's and Arcosa's relative market capitalizations as of the Distribution Date (determined based upon the average trading prices of Trinity and Arcosa during the ten trading days beginning on the Distribution Date).

Section 7.        Assistance and Cooperation.

Section 7.01     Assistance and Cooperation.

(a)      The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes.  Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 8.  Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.  In the event that a member of the Trinity Group, on the one hand, or a member of the Arcosa Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 7 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment.  Arcosa shall cooperate with Trinity and take any and all actions reasonably requested by Trinity in connection with obtaining the Tax Opinions or the Rulings (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor or Tax Authority; provided that, Arcosa shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).  The requesting Company shall reimburse the other Company for all third-party and other reasonable costs and expenses, including $200 per hour for expenses relating to the utilization of the other Group's personnel, incurred by the cooperating Group in complying with this Section 7.01(a) within ten Business Days after receiving an invoice from the cooperating Company therefor; provided that neither Company shall be required to reimburse the other for such personnel expenses except to the extent that the aggregate amount of such cooperating Group personnel expenses exceeds $10,000 or the aggregate time spent by the cooperating Group personnel in connection with such cooperation exceeds 50 hours. The Transition Services Agreement, dated as of October 31, 2018, by and between Trinity and Arcosa, and the schedules thereto, shall govern the payment for inter-Group support and services in respect of Tax items expressly provided for therein, and the preceding sentence shall not apply with respect to such Tax items.

(b)      Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Trinity nor any Trinity Affiliate shall be required to provide Arcosa or any Arcosa Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to Arcosa, the business or assets of Arcosa or any Arcosa Affiliate and (ii) in no event shall Trinity or any Trinity Affiliate be required to provide Arcosa, any Arcosa Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege.  In addition, in the event that Trinity determines that the provision of any information or documents to Arcosa or any Arcosa Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the Companies shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02     Income Tax Return Information.  Arcosa and Trinity acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Trinity or Arcosa pursuant to Section 7.01 or this Section 7.02.  Arcosa and Trinity acknowledge that failure to conform to the reasonable deadlines set by Trinity or Arcosa could cause irreparable harm.  Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns, including, but not limited to, any pro forma returns required by the Responsible Company for purposes of preparing such Tax Returns.  Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and at or prior to the time reasonably specified by the Responsible Company so as to enable the Responsible Company to file such Tax Returns on a timely basis.

Section 7.03     Reliance by Trinity.  If any member of the Arcosa Group supplies information to a member of the Trinity Group in connection with a Tax liability and an officer of a member of the Trinity Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Trinity Group identifying the information being so relied upon, the chief financial officer of Arcosa (or any officer of Arcosa as designated by the chief financial officer of Arcosa) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04     Reliance by Arcosa.  If any member of the Trinity Group supplies information to a member of the Arcosa Group in connection with a Tax liability and an officer of a member of the Arcosa Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Arcosa Group identifying the information being so relied upon, the chief financial officer of Trinity (or any officer of Trinity as designated by the chief financial officer of Trinity) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8.         Tax Records.

Section 8.01     Retention of Tax Records.  Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Trinity shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) two years after the expiration of any applicable statutes of limitations, or (ii) ten years after the Distribution Date (such later date, the "Retention Date").  After the Retention Date, each Company may dispose of such Tax Records upon 60 Business Days' prior written notice to the other Company.  If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 60 Business Days' prior notice to the other Company.  Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed.  The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 60 Business Day period, all or any part of such Tax Records.  If, at any time prior to the Retention Date, Arcosa determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Arcosa may decommission or discontinue such program or system upon 90 days' prior notice to Trinity and Trinity shall have the opportunity, at its cost and expense, to copy, within such 60 Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02     Access to Tax Records.  The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.  The Company (and any of its Affiliates) seeking access to such Tax Records shall reimburse the other Company for all third-party and other reasonable costs and expenses, including $200 per hour for expenses relating to the utilization of the other Group's personnel, incurred by the cooperating Group in complying with this Section 8.02 within ten Business Days after receiving an invoice from the cooperating Company therefor; provided that neither Company shall be required to reimburse the other for such personnel expenses except to the extent that the aggregate amount of such cooperating Group personnel expenses exceeds $10,000 or the aggregate time spent by the cooperating Group personnel in connection with such cooperation exceeds 50 hours.

Section 8.03     Preservation of Privilege.  No member of the Arcosa Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of Trinity, such consent not to be unreasonably withheld.

Section 9.         Tax Contests.

Section 9.01     Notice.  Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder or for which it may be required to indemnify the other Company hereunder.  Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.  If an indemnified Company has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Company fails to give the indemnifying Company prompt notice of such asserted Tax liability and the indemnifying Company is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying Company is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Company shall have no obligation to indemnify the indemnified Company for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Company is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Company, then any amount which the indemnifying Company is otherwise required to pay the indemnified Company pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02     Control of Tax Contests.

(a)      Separate Returns.  In the case of any Tax Contest with respect to any Separate Return, the Company having liability for the Tax pursuant to Section 2 hereof shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.

(b)      Joint Return.  In the case of any Tax Contest with respect to any Joint Return, Trinity shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.

(c)      Settlement Rights.  The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party.  Unless waived by the Companies in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement:  (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith.  The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.  In the case of any Tax Contest described in Section 9.02(a) or (b),  "Controlling Party" means the Company entitled to control the Tax Contest under such Section and "Non-Controlling Party" means the other Company.

(d)      Tax Contest Participation.  Unless waived by the Companies in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement.  The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e)      Power of Attorney.  Each member of the Arcosa Group shall execute and deliver to Trinity (or such member of the Trinity Group as Trinity shall designate) any power of attorney or other similar document reasonably requested by Trinity (or such designee) in connection with any Tax Contest (as to which Trinity is the Controlling Party) described in this Section 9.  Each member of the Trinity Group shall execute and deliver to Arcosa (or such member of the Arcosa Group as Arcosa shall designate) any power of attorney or other similar document requested by Arcosa (or such designee) in connection with any Tax Contest (as to which Arcosa is the Controlling Party) described in this Section 9.

Section 10.      Effective Date.  This Agreement shall be effective as of the date hereof.

Section 11.      Survival of Obligations.  The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12.      Treatment of Payments.

Section 12.01   Treatment of Tax Indemnity Payments.  In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Tax indemnity payments made by a Company under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.  Except to the extent provided in Section 12.02, any Tax indemnity payment made by a Company under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Company receives an amount equal to the sum it would have received had no such Taxes been imposed.  For the avoidance of doubt, all payments made pursuant to this Agreement shall be between Trinity and Arcosa (and no other Group companies).

Section 12.02    Interest Under This Agreement.  Anything herein to the contrary notwithstanding, to the extent one Company ("Indemnitor") makes a payment of interest to another Company ("Indemnitee") under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law).  The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 13.      Disagreements.

Section 13.01   Discussion.  The Companies mutually desire that friendly collaboration will continue between them.  Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto.  In furtherance thereof, in the event of any dispute or disagreement between any member of the Trinity Group and any member of the Arcosa Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a "Dispute"), a Company's Tax department must provide written notice of such Dispute ("Dispute Notice").  Within thirty (30) days of receipt by a Company of a Dispute Notice, the receiving Company's Tax department shall submit to the other Company's Tax department a written response.  The Dispute Notice and the response shall each include a statement of the Company's position, a general summary of the arguments (including relevant facts and circumstances) supporting that position, the name and title of the Company's representatives who will represent the Company and any other person(s) in negotiation of the Dispute. The Tax departments of the Companies shall negotiate in good faith to resolve the Dispute.

Section 13.02   Escalation.  If such good faith negotiations do not resolve the Dispute within forty-five (45) days from the time of receipt of the response to the Dispute Notice and the forty-five (45) day period is not extended by mutual written consent, then the Chief Financial  Officers of the Companies shall enter into negotiations for a reasonable period of time to settle  such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the Companies in writing, exceed thirty (30) days from the 45th day noted above, if and as  extended by mutual agreement of the Companies, as provided for in Section 8.1 of the  Separation and Distribution Agreement. If such good faith negotiations between the Chief Financial Officers do not resolve the Dispute within such period, then the Chief Executive Officers of the Companies shall enter into negotiations for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the Companies in writing, exceed thirty (30) days from the 30th day noted above, if and as extended by mutual agreement of the Companies, as provided for in Section 8.1 of the Separation and Distribution Agreement.  Except as expressly provided herein, Disputes hereunder shall not be subject to the dispute resolution procedures set forth in the Separation and Distribution Agreement.

Section 13.03   Referral to Tax Advisor.  If the Companies are not able to resolve the Dispute through the escalation process referred to above, then the matter will be referred to a Tax Advisor acceptable to each of the Companies to act as an arbitrator in order to resolve the Dispute.  In the event that the Companies are unable to agree upon a Tax Advisor within 15 Business Days following the completion of the escalation process, the Companies shall each separately retain an independent, nationally recognized law or accounting firm (each, a "Preliminary Tax Advisor"), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Companies to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Dispute as soon as practical, but in any event no later than 30 Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be final and binding on the Companies. Following receipt of the Tax Advisor's written notice to the Companies of its resolution of the Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Companies.

Section 13.04   Injunctive Relief.  Nothing in this Section 13 will prevent either Company from seeking injunctive or other similar equitable relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, Trinity and Arcosa are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Trinity and Arcosa will cause its respective Group members not to commence any dispute resolution procedure other than through such Company as provided in this Section 13.

Section 14.      Late Payments.  Any amount owed by one Company to another Company under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid.  To the extent interest required to be paid under this Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

Section 15.      Expenses.  Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 16.      General Provisions.

Section 16.01    Addresses and Notices.  All notices, requests, claims, demands and other communications under this Agreement as between the Companies shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by electronic e-mail with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Companies at the following addresses (or at such other address for a Company as shall be specified in a notice given in accordance with this Section 16.01).

If to Trinity:

Trinity Industries, Inc.
2525 N. Stemmons Freeway
Dallas, Texas 75207-2401
Attn: General Counsel

If to Arcosa:

Arcosa, Inc.
500 North Akard St, Suite 400
Dallas, TX 75201
Attn: General Counsel

A Company may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other Company.

Section 16.02   Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Companies and their successors and assigns.

Section 16.03   Waiver.  The Companies may waive a provision of this Agreement only by a writing signed by the Company intended to be bound by the waiver.  A Company is not prevented from enforcing any right, remedy or condition in the Company's favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Company specifically waives the same in writing.  A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver for any other matter or occasion.  Any enumeration of a Company's rights and remedies in this Agreement is not intended to be exclusive, and a Company's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 16.04   Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 16.05   Authority.  Each of the Companies represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

Section 16.06   Further Action.  The Companies shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Company and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Company in accordance with Section 9.

Section 16.07   Integration.  This Agreement contains the entire agreement between the Companies with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Trinity Group, on the one hand, and any member or members of the Arcosa Group, on the other hand.  All such other agreements shall be of no further effect between the Companies and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof.  In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement or any of the Transfer Documents (as defined in the Separation and Distribution Agreement), or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to the subject matter hereof, the provisions of this Agreement shall control.

Section 16.08   Construction.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against either Company.  The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement's construction or interpretation.  Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words "written request" when used in this Agreement shall include email. Reference in this Agreement to any time shall be to Dallas, Texas time unless otherwise expressly provided herein.

Section 16.09   No Double Recovery.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.  Unless expressly required in this Agreement, a Company shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 16.10   Counterparts.  This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, shall become effective when one or more such counterparts have been signed by each of the Companies and delivered to the other Company.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 16.11   Governing Law.  This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including without limitation Delaware laws relating to applicable statutes of limitations and burdens of proof and available remedies.

Section 16.12   Jurisdiction.  Except as expressly contemplated by another provision of this Agreement, each of the Companies hereto agrees that the appropriate, exclusive and convenient forum for any disputes between any of the Companies hereto arising out of this Agreement or the transactions contemplated hereby shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court (the "Delaware Courts").  Each of the Companies further agrees that delivery of notice or document by United States registered mail to such Party's respective address set forth in Section 16.01 shall be effective as to the contents of such notice or document, provided that service of process or summons for any action, suit or proceeding in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 16.12 shall be effective only pursuant to service on a Company's registered agent for service of process.  Each of the Companies irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 16.13   Waiver of Jury Trial.  SUBJECT TO SECTION 13, EACH OF THE COMPANIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY JUDICIAL PROCEEDING IN WHICH ANY CLAIM OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) ASSERTED BASED UPON, ARISING FROM, OR RELATED TO THIS AGREEMENT, OR THE COURSE OF DEALING OR RELATIONSHIP BETWEEN THE COMPANIES, INCLUDING THE NEGOTIATION, EXECUTION, AND PERFORMANCE OF SUCH AGREEMENT.  EACH OF THE COMPANIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER COMPANY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO COMPANY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY COMPANY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.13.

Section 16.14   Amendment.  The Companies may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 16.15   Subsidiaries.  If, at any time, Arcosa acquires or creates one or more subsidiaries that are includable in the Arcosa Group, they shall be subject to this Agreement and all references to the Arcosa Group herein shall thereafter include a reference to such subsidiaries. If, at any time, Trinity acquires or creates one or more subsidiaries that are includable in the Trinity Group, they shall be subject to this Agreement and all references to the Trinity Group herein shall thereafter include a reference to such subsidiaries.

Section 16.16   Successors.  This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either Company (including but not limited to any successor of Trinity or Arcosa succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 16.17   Injunctions.  The Companies agree that irreparable damage would occur in the event that the provisions of this Agreement, including Section 6.01, were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Companies shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any dispute resolution in accordance with Section 13, (ii) provisional or temporary injunctive relief in accordance therewith in any Delaware Court, including an injunction or injunctions to prevent breaches of the provisions of this Agreement, including Section 6.01, and (iii) enforcement of any such award of an arbitral tribunal or a Delaware Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 16.18   No Reliance on Other Company.  The Companies represent to each other that this Agreement is entered into with full consideration of any and all rights which the Companies may have.  The Companies have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and their rights in connection with this Agreement.  The Companies are not relying upon any representations or statements made by the other Company, or  such other Company's employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement.  The Companies are not relying upon a legal duty, if one exists, on the part of the other Company (or such other Company's employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Company shall ever assert any failure to disclose information on the part of the other Company as a ground for challenging this Agreement or any provision hereof.

Section 16.19   Consequential Damages.  In no event shall Trinity, Arcosa or their respective Affiliates, officers, directors, employees or other agents be liable under this Agreement for any punitive, exemplary, special, incidental, indirect or consequential damages of any kind or nature, and in no event shall Trinity, Arcosa or any of their respective Affiliates, officers, directors, employees or other agents be liable under this Agreement for lost profits, opportunity costs, diminution in value or damages based upon a multiple of earnings or similar financial measure, even if under applicable law such lost profits, opportunity costs, diminution in value, or such damages would not be considered consequential or special damages; provided, however, that, for the avoidance of doubt, this Section 16.19 shall not limit recovery under this Agreement for any amounts paid or payable to a Tax Authority or any other amounts expressly recoverable under this Agreement.

IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

TRINITY INDUSTRIES, INC.

By:	/s/ Timothy R. Wallace
Name:	Timothy R. Wallace
Title:	Chief Executive Officer and President

ARCOSA, INC.

By:	/s/ Antonio Carrillo
Name:	Antonio Carrillo
Title:	Chief Executive Officer and President

[Signature Page to Tax Matters Agreement]